[LOGO OF ACLARA]

For Immediate Release

Contact: Alfred Merriweather

VP, Finance and CFO

650.210.1200

invrel@aclara.com

ACLARA ANNOUNCES FIRST QUARTER 2003 FINANCIAL RESULTS

Progress in Strategic Repositioning and Cost Reduction Programs;

Stock Repurchase Authorization Announced

MOUNTAIN VIEW, Calif. – April 30, 2003 – ACLARA BioSciences (Nasdaq: ACLA), today reported financial results for the three months ended March 31, 2003.

First Quarter 2003 Financial Results

Revenues for the three months ended March 31, 2003 were $179,000, compared to revenues for the three months ended March 31, 2002 of $590,000. Revenues in the first quarter of 2003 were derived from collaborations related to eTag™ access programs and were approximately the same as eTag-related revenues in the fourth quarter of 2002. Revenues in the first quarter of 2002 comprised revenue from grants and collaborations primarily related to the Company’s discontinued microfluidics programs.

Total operating expenses for the three months ended March 31, 2003 were $6.8 million, a decrease of $3.9 million compared to $10.7 million in the prior year period. Of the $3.9 million reduction in expenses, approximately $2.4 million was due to the cost reduction steps taken in the second half of 2002 to eliminate microfluidics-related programs and headcount, to streamline the Company’s organization and to refocus the Company on the eTag Assay System. The remaining $1.5 million of the reduction was due to the elimination of litigation settlement expenses in the three months ended March 31, 2003, compared to those incurred in the same period last year.

The net loss for the three months ended March 31, 2003 was $6.2 million, or $0.18 per share, compared to a net loss of $9.1 million, or $0.25 per share, for the three months ended March 31, 2002.

Total cash resources, comprising cash, short term and long-term investments, were $101.3 million at March 31, 2003. The reduction in these cash resources during the quarter ended March 31, 2003 was $5.3 million.

Business Progress

“In the first quarter of 2003, we made great progress in our efforts to increase awareness and adoption of our novel eTag assays,” stated Thomas G. Klopack, chief executive officer of ACLARA. “I am particularly pleased with the progress made in two of our most innovative and promising eTag assay applications—identification of receptor activation and downstream signaling pathways. Our eTag assay technology has the potential to enhance clinical research by predicting patient response to drug candidates. This type of information may be particularly important in developing individualized treatment regimens for the effective treatment of certain cancers and is an important benefit that we offer customers under our Discovery Partners Program.”

The following 2003 milestones highlight the progress made in the implementation of ACLARA’s eTag commercial strategy:

•	Genentech signed a significant new agreement under the Discovery Partners Program. This represents the first external validation of the eTag assay technology for the identification of receptor activation and downstream signaling pathways. This expanded collaboration followed the successful achievement of an important milestone in an earlier agreement with Genentech in which ACLARA successfully designed a customized eTag assay that measured specific receptor binding and signaling events.
•	Procter & Gamble Pharmaceuticals became the first customer in ACLARA’s eTag Expert Access Program.
•	Lawrence Livermore National Laboratories signed a service and supply agreement to utilize ACLARA’s eTag technology to develop rapid detection assays for biological agents.
•	Amersham Biosciences and ACLARA entered into a joint marketing and service agreement for the purpose of marketing MegaBACE™ DNA Analysis Systems from Amersham in combination with ACLARA’s eTag Assay System.
•	USC/Norris Comprehensive Cancer Centerand Hospital entered into a research collaboration with ACLARA to identify and characterize novel clinical biomarkers for cancer.
•	New toxicology applications were introduced, substantially expanding the capabilities of the eTag Assay System by allowing researchers to perform preclinical toxicogenomic and toxicoproteomic studies for the early identification of toxicity.
•	ACLARA hosted its first systems biology symposium for researchers from leading biopharmaceutical and molecular diagnostics companies and academic centers; attendees reviewed recent studies on novel systems biology approaches to toxicogenomics, oncology pathway research, and patient stratification using eTag assays.

Management and Organizational Restructuring, Cost Reduction Program and Outlook

ACLARA has recently announced several steps designed to build shareholder value through further increasing the Company’s focus on successfully commercializing the eTag Assay System. Michael J. Dunn has been appointed to the newly created position of chief business officer; John D. Mendlein, Ph.D., J.D. has been named to the board of directors; and, additional organizational changes have been implemented to both reduce the size and increase the focus of the ACLARA organization. As a result of this reduction in force, ACLARA will realign its organization, predominantly by eliminating positions in executive management, administration, marketing and basic research while retaining and enhancing its primary mission of developing products and programs to commercialize the eTag system for drug discovery and development. At the conclusion of this reorganization the Company will have approximately 65 employees.

“After a careful review of both our strategic objectives and the resources we needed to achieve these goals, we determined that further restructuring was necessary to intensify our commercialization efforts and optimize our financial and organizational resources,” stated Klopack. “We believe these actions, while certainly difficult, allow us to focus on our most important priority, the commercialization and rapid adoption of eTag assays. With the addition of Mike Dunn, who brings substantial experience in building successful large-scale pharmaceutical collaborations, I am confident that we will accelerate our commercialization efforts. We intend to create a major franchise in enabling tools in genomics and proteomics for drug discovery and development and thereby build value for our stockholders.”

In the new position of chief business officer, Michael J. Dunn will be responsible for ACLARA’s commercial activities, including business development, sales, and marketing. He joins ACLARA from ActivX Biosciences, Inc., where he has served as executive vice president of business development. Previously, Dunn served as vice president of business development for Aurora Biosciences Corporation, where he played a key role in growing revenues from approximately $26 million to $90 million.

Alfred G. Merriweather, ACLARA’s chief financial officer commented, “The cost reduction actions taken in 2002 have been effective in reducing our quarterly operating expenses from an average of $9 million in 2002 (excluding restructuring and litigation settlement charges) to less than $7 million in the first quarter of 2003. The additional steps announced earlier this week will further reduce our cost structure and preserve our cash resources which remain in excess of $100 million at the end of the first quarter of this year.”

As a result of the cost reduction actions, ongoing operating expenses (excluding non-cash charges for depreciation, amortization and stock based compensation and excluding a non-recurring royalty payment) are expected to be reduced to an annualized rate of approximately $15 million to $16 million (or approximately $20 million to $21 million on a GAAP basis). The Company expects to take a charge of approximately $400,000 to $600,000 in the second quarter of 2003 related to severance and other expenses.

Stock Repurchase

ACLARA also announced today that it has adopted a stock repurchase plan pursuant to which it may repurchase shares of its common stock in the open market. Under the stock repurchase plan, the Company is authorized to acquire up to 2,500,000 shares of common stock in open market and negotiated purchases, from time to time as market conditions warrant, at prices the Company deems appropriate, up to a maximum purchase amount of $5 million. The Company currently has approximately 35 million shares outstanding.

Conference Call Details

ACLARA will conduct a conference call with the investment community at 5 p.m. Eastern/ 2 p.m. Pacific, today, April 30, 2003 to discuss the first quarter 2003 results, review the company’s progress and provide more specific guidance. Interested parties may participate in the conference call by calling 888-277-8128 domestic (international dial: 973-582-2729). The call will also be available via live audio broadcast over the Internet on the ACLARA Investor Relations website at www.aclara.com from the Conference Calls link. For those unable to participate on the live call, a 24-hour replay will be available for seven days after the call at www.aclara.com or by calling 877-519-4471 (international dial: 973-341-3080) and giving the following pass code: 3887175.

About ACLARA

ACLARA BioSciences, Inc. is developing advanced tools for drug discovery, genomics and proteomics using its proprietary eTag assay chemistries. The Company’s products allow researchers to have decision-critical information for drug development, which previously was difficult or impossible to obtain. The solution-phase eTag Assay System is cost-effective, easy-to-use and flexible, and enables highly accurate and precise analysis of genes and/or proteins from limited biological samples. For multiplexed gene expression, ACLARA uses eTag Multiplex Invader® Assays, which incorporate Invader technology and Cleavase® enzyme and are licensed for use from Third Wave Technologies, Inc. Importantly, researchers can use their existing instrument platforms to perform eTag analyses. More information on ACLARA can be obtained on the Company’s web site at www.aclara.com.

Forward-Looking Statements

All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934 as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially for ACLARA from those projected. Those factors include risks and uncertainties relating to technological approaches of ACLARA and its competitors, the performance of the Company’s products, product development, manufacturing, market acceptance, development and commercialization efforts, the ability to manage operating expenses, the ability to attract and retain key personnel, successful establishment of and performance under collaborative and commercial agreements, adoption of both its technologies and the systems biology approach by pharmaceutical and biotechnology companies, and other risk factors identified in the Company’s Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission.

Trademarks

ACLARA BioSciences is a registered trademark and eTag and the ACLARA logo are trademarks of ACLARA BioSciences, Inc.

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— Financial statements to follow —

ACLARA BIOSCIENCES, INC.

(A Development Stage Enterprise)

CONDENSED BALANCE SHEETS

(In Thousands, Except Share and Per Share Amounts)

(unaudited)

	March 31, 2003	December 31, 200
ASSETS
Current assets:
Cash, cash equivalents and short term investments	$84,124	$50,848
Restricted cash	—	34,125
Accounts receivable	172	469
Prepaid expenses and other current assets	309	422
Inventories	2,780	2,780

Total current assets	87,385	88,644
Long-term marketable investments	17,158	21,612
Property and equipment, net	6,833	7,098
Other assets, net	1,511	1,564

Total assets	$112,887	$118,918

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$896	$689
Accrued payroll and related expenses	1,056	1,023
Accrued expenses and other current liabilities	1,667	1,357
Deferred revenue	75	104
Restructuring	29	501
Current portion of loans payable	206	202

Total current liabilities	3,929	3,876
Loans payable, net of current portion	489	542
Deferred rent	433	414

Total liabilities	4,851	4,832
Stockholders' equity:
Common stock, $0.001 par value:
Authorized 150,000,000 shares; Issued and outstanding:
35,463,049 shares at March 31, 2003 and 35,391,018 shares at December 31, 2002	36	36
Treasury stock at cost (900,000 shares at March 31, 2003 and at December 31, 2002)	(1,350)	(1,350)
Additional paid-in capital	258,773	258,798
Deferred stock-based compensation	(415)	(627)
Accumulated other comprehensive income	290	297
Deficit accumulated during development stage	(149,298)	(143,068)

Total stockholders' equity	108,036	114,086
Total liabilities and stockholders' equity	$112,887	$118,918

ACLARA BIOSCIENCES, INC.

(A Development Stage Enterprise)

CONDENSED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
Revenues	$179	$590

Costs and Operating expenses:
Research and development	4,350	6,392
Selling, general and administrative	2,499	2,833
Litigation settlement	—	1,534

Total costs and operating expenses	6,849	10,759

Loss from operations	(6,670)	(10,169)
Interest income, net	440	1,081

Net loss	$(6,230)	$(9,088)

Net loss per share	$(0.18)	$(0.25)

Weighted average number of shares used in net loss per share calculation	35,445	35,860